Paulson Capital Corp. Reports Results for Third Quarter 2009

PORTLAND, OR -- (Marketwire - November 12, 2009) - Paulson Capital Corp. (NASDAQ: PLCC), parent company of Paulson Investment Company, Inc., today reported a net profit for the nine months ended September 30, 2009 of $844,895 (or $0.14 per share) versus a loss of $13,306,841 (or ($2.23) per share) for the like period in 2008. Revenues for the 2009 nine month period totaled $14,225,042 versus negative revenues of $7,287,963 for 2008.

Chester L.F. Paulson, Chairman, stated:

"Corporate finance income for the nine month period included a follow-on public offering for ICOP Digital along with a small bridge offering for a biotech company. Although the market climate has improved over the past several months, there are still many economic indicators which are unsettled. We are taking measured steps in all aspects of the business and continue to be conscious of expenses."

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact:
Chester L.F. Paulson
503-243-6010